Exhibit 99.1

Script for Conference Call April 21, 2009

Remarks from Dr. Candace Kendle:

Regrettably Kendle is advising its shareholders that we will not be meeting the street expectations for the first quarter.  Large project cancellations, project delays and significant reduction in new business signings will result in a much lower performance in Q1 2009.

What has changed so drastically since the call on Wednesday, February 25?

The rate of cancellation continued to escalate throughout the quarter. The forecasted cancellation rate of 18% (which is higher than Kendle’s average for 2007 or 2008) was more than 45% in the first quarter of 2009. With regard to dollar volume, this is almost twice the dollars of Q1 2008 and three times the dollar volume of Q1 2007.  While the cancellations were expected to be above normal with the cancellation of a large contract (reported at the February 25th call ) subsequent cancellations continued throughout the remainder of the quarter.

There was a significant loss of revenue due to delays in contract signings in the fourth quarter 2008 and first quarter 2009.  Contract signings are important because a signed contract or Letter of Intent is required in order to recognize project revenue.  We have seen a delay in signings in all customer groupings with the largest number of delays in the large pharma customer base. As of the end of the 1st Qtr, 41% of gross sales from the last half of 2008 remained unsigned compared to 29% at the end of the 1st Qtr last year.

In addition, proposals escalated in Jan/Feb and then dropped precipitously in March – Proposal numbers began to escalate in January returning to normal numbers and dollar totals in February.  In March the proposals fell back, equivalent to the lowest levels in the last twelve months.

Proposal withdrawals were at the highest levels in Q1 and specifically in March when compared to the last nine quarters.  It is unusual to have a large number of withdrawals at the beginning of the year as project decisions are normally being made and studies started.

Gross sales for the quarter are well below expectations. The Global Clinical Development, Phase 2-3 business has been hit the hardest with the most immediate impact in Q1 in our early stage business.  Megatrials as a percentage of  both proposals and sales have declined in Q1 '09.  The FSP business continues to grow largely in our emerging market locations.

There has been a significant increase in price pressure in the market. We have seen pressure on price as increasingly important in the second half of 2008 with a rapid move to a primary predictor in Q1 '09. While we have worked to pull costs out of the system over the last year we did not shift quickly enough in recent weeks to improve sales.  In this new environment we feel that price has become the primary predictor of business award. We have seen pricing change across all of our business segments, in all regions and within all customer types.

It is our intention today to keep our commitment to you, advising you of changes in the business as quickly as possible.  We will share our plans for responding to the market change at our earnings call on May 7.  We look forward to speaking with you at that time.